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                           For Filing Pursuant to Rule 424(b)(2)
                           Registration Statement No. 333-74187 and 333-74187-01


            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 19, 1999

                                  $200,000,000
                        DEFERRED COMPENSATION OBLIGATIONS
                                       OF
                    SAI DEFERRED COMPENSATION HOLDINGS, INC.
                                  GUARANTEED BY
                       AMERICAN INTERNATIONAL GROUP, INC.

     This prospectus supplement amends page 7 of the prospectus, dated August 19, 1999, by describing additional valuation funds to which you may index your deferred earnings. The following valuation funds will be available January 1, 2001:

     (15) The SunAmerica Strategic Investment Series, Inc.(R), SunAmerica Biotech/Health 30 Fund seeks long-term capital growth through active trading of equity securities of companies principally engaged in biotechnology and healthcare, without regard to market capitalization.

     (16) The SunAmerica Growth and Income Fund seeks capital appreciation and current income primarily through active trading in common stocks, issued by companies of any size, that pay dividends, demonstrate the potential for capital appreciation and/or are believed to be undervalued in the market.

     (17) The SunAmerica Growth Opportunities Fund seeks capital appreciation primarily through active trading in common stocks that demonstrate the potential for capital appreciation, issued generally by mid-cap companies.

     (18) The SunAmerica Style Select Series(R), Focused TechNet Portfolio seeks long-term growth of capital through active trading of equity securities of companies that demonstrate the potential for long-term growth of capital and that the advisers believe will benefit significantly from technological advances or improvements, without regard to market capitalization.

     (19) The SunAmerica Style Select Series(R), Focused Value Portfolio seeks long-term growth of capital through active trading of equity securities selected on the basis of value criteria, without regard to market capitalization.

     In addition, the SunAmerica Small Company Growth Fund described in number
(4) of page 6 of the prospectus has been renamed the SunAmerica New Century
Fund.

     Also, the procedures for selecting an optional payment schedule or payment date described on pages 8 and 9 of the prospectus have been modified. You are now permitted to select an optional payment schedule or payment date by completing the required paperwork by December 31 of any year. This election will become effective on the following January 1. The selected optional payment date, however, may not occur prior to the first day of a calendar quarter which is at least four years after you begin deferring earnings under the plan. Once you have selected an optional payment schedule or date, you may now change that schedule if you do so before January 1 of the year before the year of your current payment date. For example, if your current payment date is in July of 2003, you must change your payment schedule or date by December 31, 2001.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this prospectus supplement is December 20, 2000